UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2005

GuruNet Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32255	98-0202855
(Commission File Number)	(IRS Employer Identification No.)

Jerusalem Technology Park
Building 98
Jerusalem, Israel 91481
(Address of Principal Executive Offices)

+972-2-649-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 29, 2005, GuruNet Corporation (the “Company”) entered into a lease agreement (the “Lease”) with 35th Street Associates (the “Landlord”) to lease office space in the building known as 237 West 35th Street (a portion of the 11th floor know as suite 1101) in New York, NY (the “Premises”). The space will serve as the Company’s U.S. headquarters. The term of the Lease shall begin on May 1, 2005 and end on June 30, 2010; however, the Company shall have the right to cancel the Lease commencing May 1, 2008, upon 90 days prior written notice to the Landlord, provided it is not in default of any of the terms of the Lease and it delivers to Landlord an amount representing unamortized free rent (described below) and commissions due as of the date the Lease is terminated. The average base rent for the Premises during the first year of the Lease is approximately $66,000.00 per annum and will increase to approximately $74,000.00 per annum during the final year of the Lease. In addition to the base rent, the Company will be responsible for certain costs and charges specified in the Lease, including real estate taxes and utility charges.

In connection with the execution of the Lease, the Company made a security deposit in the amount of $18,668.24. The Company shall forfeith its security deposit in the event it elects to cancel the Lease as discussed above.  The Lease also provides that during the months of May and June 2005, the Company shall not pay base rent.

The foregoing is a summary description of certain terms of the Lease. It is qualified in its entirety by the text of the Lease attached as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this current report on Form 8-K regarding the Lease is hereby incorporated into this Item 2.03 by reference.

Item 9.01  Financial Statements and Exhibits

Exhibit No.	Description

10.1	Lease Agreement between GuruNet Corporation and 35th Street Associates dated April 29, 2005.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GURUNET CORPORATION

Dated: May 6, 2005	By:	/s/ Steven Steinberg
Steven Steinberg
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease Agreement between GuruNet Corporation and 35th Street Associates dated April 29, 2005.